Exhibit 99.2

Pixelworks, Inc. Q4 2013 Conference Call
February 6, 2014

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the fourth quarter ended December 31, 2013.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 6, 2014, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our fourth quarter financial results, and then provide our outlook for the first quarter of 2014.

Bruce Walicek, CEO

Thanks Steve. Good afternoon everyone and thank you for taking the time to join us today.

2013 Recap

•	2013 was a year of significant progress for Pixelworks, as we finished up the year on a strong note with momentum across our product lines, and partnership initiatives.

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It was also an important year for validating our thesis of the growing importance of Video Processing ("VP") technology and the need for video quality for all screens, as the megatrend of increasing resolutions across all displays accelerates.

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Overall revenues for 2013 came in at $48 million, and while the year started on a sluggish note, 2013 had a strong finish with second half revenues and profitability up strongly over the first half, and we enter 2014 with significant momentum and an expanding set of opportunities.

•	2013 was a pivotal year for the company as we completed a number of key milestones that significantly improved our business, financial position and demonstrated our leadership in video.

•	In Q3 we closed a significant licensing partnership for our advanced video display technology, which validates Pixelworks’ leading position in providing innovative video solutions.

•	This is a major validation of our innovation, technology and expertise, and reinforces our thesis regarding the growing importance and need for video processing.

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During the year, we completed key milestones on our co-development partnership to develop a highly integrated next generation SOC, as we delivered initial prototype samples in Q3 and taped out the mass production version in Q4.

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We also completed a $10M equity offering in Q3 that strengthened our balance sheet, significantly improving the financial strength of the company and putting Pixelworks in the strongest financial position in years.

•	We ramped the PA168 advanced video processor into volume production, leading the transition to Ultra HD 4K large screen displays.

•	We continued to see strong adoption of our Topaz platform for the projection market and expanded its capabilities with the launch of our VueMagic mobile application for Topaz based projectors.

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Finally, we demonstrated our technology to improve the viewing experience of mobile screens, at Computex and CES, and positioned the company to ride the 3rd wave of display technology requirements as the industry continues to create increasingly demanding display resolutions through 2014 and beyond.

Q4 2013 Results

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Turning to the results for the fourth quarter of 2013, Q4 was another solid quarter, as revenues of $15M were up 10% year over year, driven by growth in our product business which grew 12% sequentially, as well as the successful execution of our licensing and our co-development partnerships.

•	All other Non-GAAP metrics came within the range of guidance, and we generated positive EBITDA, cash flow, and delivered basic earnings of $0.06 per share.

•	Book to Bill was greater than one, reflective of seasonal strength and increasing visibility due to an improving overall environment at our customers'.

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And during Q4, we taped out the mass production version of the advanced SOC we are developing under our co-development partnership, and we have delivered mass production samples for testing and qualification.

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This is a critical milestone on this project and we are on track for volume production to begin in the first half of this year, which we believe will result in significant market share gains and be a key revenue driver for 2014.

•	We shipped volume production of the PA168 video processor, which includes our patented halo free technology, and handles the most demanding large screen 4K Ultra HD video quality problems.

•	The PA168 which is based on our 6th generation video processing technology, makes the most of this new resolution standard by delivering the best Video Quality ("VQ") in the industry

◦	Traditionally this type of dedicated video processing pipeline has only been applied to large screens, but we believe the time has come to apply this technology to all screens.

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Pixelworks has a long track record of delivering innovative VP solutions for large screens and this year we will translate that expertise and innovation to mobile screens as well, and we are on track to deliver products in the first half of 2014.

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6th generation PA168 level technology, is just one of the technologies we have in our video IP portfolio, and we continue to experience a solid licensing pipeline which is indicative of the growing importance of our advanced video processing technology.

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With a portfolio of over 120 issued patents and a 15 year legacy of innovation in video, we intend to pursue an aggressive technology roadmap in 2014 and will continue to focus on developing our Intellectual Property in the critical areas of next generation video processing.

Trends

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At the Consumer Electronics Show in January this year the clear overriding theme was the increase in resolutions across all screens from 4K Ultra HD large screens to high resolution mobile screens as well.

•	Resolutions are rising for all displays, and the products with highest resolutions are setting the bar for every other device in their category.

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Today large screens are beginning their move to 4K Ultra HD resolutions with mobile screens just now moving to Full HD and rapidly transitioning to 2K “retina like” resolution with pixel densities of over 400 PPI.

•	These high resolution screens have two to four times more pixels than today's Full HD displays, resulting in an exponential increase in the number of pixels to be processed.

•	Higher resolution magnifies VQ issues, and it’s clear that high resolution mobile displays suffer from the same VQ problems as large screens.

•	At the show in January, we demonstrated our 7th generation technology, designed to improve the video display quality of high resolution mobile displays to key industry partners and customers.

•	We provided a number of compelling side by side demos that illustrated the power savings, performance, and VQ benefits of our technology for mobile video.

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While the capabilities of these high resolution displays are ahead of the quality of the content that can be delivered, we believe the time has come to apply large screen VP technology to mobile devices and close the VQ gap with innovative VP solutions designed specifically for mobile devices.

•	Video consumption on mobile devices is growing rapidly as the 3rd screen mobile display is rapidly becoming the first screen consumers reach for to view their video content.

•	Here are a few examples that point to the trend:

◦	The online TV service Hulu reports that 2013 marked a watershed moment as roughly 50% of its now 5 million Hulu Plus subscribers are streaming video exclusively on mobile devices.

◦	NBC is using the 2014 Winter Olympics to drive “TV Everywhere” services that allow cable and satellite TV subscribers to view live competition on mobile phones or tablets.

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And a recent market research study released at CES noted that “53% of consumers believe mobile devices like smartphones and tablets will replace television sets as the preferred way to watch TV and movies over the next 8 years.” (Irdeto)

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High resolution content is coming as well, indicated by the number of 4K content initiatives from Netflix, Sony, Amazon, Comcast and others that were announced at CES, and the growing amount of user generated content from the 4K capture cameras from Sony, GoPro and others that are now available.

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Video is a critical element driving the transformation of an expanding number of mobile devices, as more and more video is created and distributed, more devices are capable of displaying video, and more people are consuming video on a growing number and variety of screens.

•	According to DisplaySearch, the number of TVs, tablets, smartphones and Ultrabooks being sold will grow to beyond two billion devices by 2017 and all of these devices will be capable of playing video.

•	With the increase of resolutions and media consumption rising across all screens, users are demanding the best visual experience for their content, regardless of the screen they're viewing it on.

•	Screen resolution and display quality are key product features that increasingly will determine brand and product differentiation, as manufacturers compete for market share.

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Pixelworks has a long track record of solving the most difficult VQ problems for large screens, and because this is our sole focus, and we do it better than anyone, we are in the position to deliver the innovative solutions customers need to close the VQ gap for next generation high resolution displays.

Projection Market

•	In our projection product line, we demonstrated the power of the Topaz platform at CES with a number of compelling demos that showed its performance and mobile content sharing capability.

•	Mobile connectivity is a key feature for next-generation projectors, and our VueMagic™ app is designed to offer wireless connectivity for mobile devices to Topaz based projectors.

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Topaz is receiving wide adoption, and we have an exciting road map of features and capabilities coming in 2014 for VueMagic that will continue to enhance the Topaz platform and provide value to our customers.

Closing Summary

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In closing, 2013 was a great year of progress and we finished the year on a positive note with a strong fourth quarter and we enter 2014 with significant momentum and an expanding set of opportunities.

•	During the year we achieved a number of key milestones that significantly improved our business, financial position, and validated our leadership in video processing technology.

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And we have positioned the company to address a large, fast growing market opportunity as we demonstrated our 7th generation technology for mobile applications, and are on track to introduce products in the first half of 2014.

•	Now, I’d now like to turn the call over to Steve to review the financial details of the quarter.

Steven Moore, CFO

Thank you, Bruce.

Revenue for the fourth quarter 2013 was $15.0 million, compared to $15.3 million in the third quarter of 2013. As Bruce mentioned, revenue during the quarter reflected increased chip revenue across the Company’s product lines compared to the third quarter, offset by sequentially lower licensing revenue.

The split of our fourth quarter chip revenue by market was:
67% digital projection,
25% TV and panel,
8% embedded video display

Licensing revenue was $3.2 million in the fourth quarter, compared to approximately $4.8 million during the third quarter of 2013.

Revenue from digital projection in Q4 was up 20% sequentially to $7.9 million on strong demand across our customer base.

Revenue from TV and panel grew for the third consecutive quarter, increasing to $2.9 million in the fourth quarter. The ongoing ramp of our PA168 for Ultra High Definition televisions and positive seasonal demand continued to support growth in this market.

Embedded video display revenue in Q4 was approximately $900,000.

Non-GAAP gross profit margin was 57.8% in the fourth quarter, compared to 61.6% in the prior quarter. The sequential decline in gross margin was primarily driven by lower licensing revenue.

Non-GAAP operating expenses were $7.1 million in the fourth quarter, compared to $7 million in the third quarter of 2013. Operating expenses for both the third and fourth quarter of 2013 include a reimbursement to research and development expense as the result of achieving certain milestones related to our previously announced co-development agreement.

As we discussed in prior quarters, the chip created as a part of this co-development agreement is expected to result in revenue beginning in the first half of 2014.

Adjusted EBITDA was $2.7 million for the quarter, compared to $3.5 million in the third quarter. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

On a non-GAAP basis we recorded net income of $1.3 million, or 5 cents per diluted share, in the fourth quarter of 2013. This compares with net income of $2.1 million, or 10 cents per diluted share in Q3.

Moving to the balance sheet, we ended the quarter with cash and marketable securities of approximately $20.8 million, compared to $21.5 million at the end of the previous quarter. The company has no long-term debt and a balance of $3.0 million on its working capital line of credit.

Other balance sheet metrics include day’s sales outstanding of 29 days at December 31, compared with 15 days at the end of the prior quarter, and inventory turns of 12.9 times in Q4 compared to 11.3 times in the third quarter.

Guidance

Looking ahead to the first quarter of 2014, we currently expect revenue to reflect normal seasonality and be in the range of $12 to $14 million. At the midpoint this would represent growth of over 50 percent compared to the year-ago March quarter.

We expect gross profit margin for the quarter to range between 57% to 59% on a non-GAAP basis and 56% to 58% on a GAAP basis.

In terms of operating expenses, we expect the first quarter to range between $8.5 million and $9.5 million on a non-GAAP basis, and $10 million to $11 million on a GAAP basis. We will not record any R&D reimbursement credits in the first quarter of 2014.

And finally, we expect a non-GAAP first quarter net loss of between 2 cents and 9 cents per share; and we expect a GAAP net loss of between 9 cents and 18 cents per share.

That concludes my comments. We will now open the call for your questions.